Exhibit 3.1.2
                                                                   -------------


                       CERTIFICATE OF CHANGE IN NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK
                 (PURSUANT TO SS. 78.207 AND 78.209 OF THE NGCL)


     WHEREAS on February 28, 2002, the Board of Directors of Intrac, Inc. (the "Company") approved resolutions pursuant to which the Company effected an increase of the number of authorized shares of common stock, par value $.001 per share (the "Common Stock"), whereby the number of authorized shares of the Common Stock was increased from five hundred million (500,000,000) to one billion (1,000,000,000) shares, par value $.001;

     The Company does hereby certify as follows.

     1. Currently and prior to effecting the increase in the number of authorized shares of Common Stock, the Company had 500,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of preferred stock, par value $.001 per share (the "Preferred Stock").

     2. After effecting the increase in the number of authorized shares of Common Stock, the Company will have 1,000,000,000 authorized shares of Common Stock, and 5,000,000 authorized shares of Preferred Stock.

     3. No shares of Common Stock or Preferred Stock will be issued in exchange for an issued share of such class or series following the increase in the number of authorized shares of Common Stock.

     4. Stockholder approval was not required to effect the increase in the number of authorized shares of Common Stock.

     5. The increase in the number of authorized shares of Common Stock shall be effective immediately upon filing of this Certificate.

                            [Signatures on Next Page]

INTRAC, INC.                             INTRAC, INC.


By:                                      By:
    --------------------------------         -----------------------------------
Name:  Isaac Nussen                      Name:  George Weisz
Title: President                         Title: Secretary


Sworn to before me this 28th day of      Sworn to before me this 28th day of
February, 2002                           February, 2002


------------------------------------     ---------------------------------------
Notary Public                            Notary Public


                                       2